Exhibit 99.1
FOR IMMEDIATE RELEASE:
Thursday, April 14, 2011
COMMERCE BANCSHARES, INC. ANNOUNCES FIRST QUARTER
EARNINGS PER SHARE OF $.69
     Commerce Bancshares, Inc. announced earnings of $.69 per share for the three months ended March 31, 2011 compared to $.50 per share in the first quarter of 2010, or an increase of 38.0%. Net income for the first quarter amounted to $60.5 million compared to $44.2 million in the same quarter last year. For the quarter, the return on average assets totaled 1.32%, the return on average equity was 11.9% and the efficiency ratio was 59.6%.
     In announcing these results, David W. Kemper, Chairman and CEO, said, “We were pleased to report an increase in net income of 36.9% over the same period last year. This growth in net income was the result of a decline in our provision for loan losses of $18.5 million due to an improving credit environment, and also our continued focus on expense management. While net interest income declined 1.1% compared to last year due to low interest rates and continued soft loan demand, our net interest margin was 3.85% and has remained stable. Non-interest income grew by $2.7 million over the first quarter of 2010 as a result of solid growth in both bank card and trust fees, which grew 15.3% and 11.7%, respectively. Deposit fees declined 19.5% compared to the same period last year mainly due to new bank regulations in 2010. Non-interest expense declined slightly from amounts recorded in the same period last year and was also lower than expense amounts in the last three quarters. Compared to the previous quarter, average loan balances increased $53.8 million due mainly to growth in business loans, while average deposits increased $593.0 million, or 4.1%.”
     Further, Mr. Kemper noted, “Net loan charge-offs for the current quarter totaled $18.8 million, compared to $21.6 million in the previous quarter and $31.3 million in the first quarter of 2010. During the current quarter, the provision for loan losses totaled $15.8 million, or $3.0 million less than net loan charge-offs, and reflects improving credit quality in both our consumer and commercial loan portfolios. Our allowance for loan losses amounted to $194.5 million this quarter, representing 2.5 times our non-performing loans. Total non-performing assets increased $5.7 million to $103.0 million this quarter, but remain a small percentage of our total loans. Our ratio of tangible common equity to assets was 10.2%, while our loans to deposits ratio totaled 62.5%, reflecting strong capital and liquidity positions.”
     Total assets at March 31, 2011 were $19.0 billion, total loans were $9.4 billion, and total deposits were $15.5 billion.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	12/31/10	3/31/11	3/31/10
Non-Accrual Loans	$85,275	$77,914	$95,749
Foreclosed Real Estate	$12,045	$25,061	$14,334
Total Non-Performing Assets	$97,320	$102,975	$110,083
Non-Performing Assets to Loans	1.03%	1.10%	1.12%
Non-Performing Assets to Total Assets	.53%	.54%	.61%
Loans 90 Days & Over Past Due — Still Accruing	$20,466	$18,717	$42,583
     This financial news release, including management’s discussion of first quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	December 31	March 31	March 31
(Unaudited)	2010	2011	2010

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$160,677	$160,973	$162,710
Taxable equivalent net interest income	166,010	166,479	167,534
Non-interest income	110,454	95,906	93,189
Investment securities gains (losses), net	1,204	1,327	(3,665)
Provision for loan losses	21,647	15,789	34,322
Non-interest expense	164,031	153,960	155,724
Net income	61,921	60,453	44,170
Cash dividends	19,395	20,054	19,600
Net total loan charge-offs	21,647	18,789	31,264
Business	1,514	2,010	267
Real estate — construction and loan	1,589	1,986	10,966
Real estate — business	1,829	1,064	431
Consumer credit card	9,736	9,038	13,065
Consumer	5,295	4,013	5,524
Revolving home equity	469	367	580
Student	—	—	3
Real estate — personal	961	274	201
Overdraft	254	37	227
Per common share:
Net income — basic	$0.72	$0.69	$0.50
Net income — diluted	$0.70	$0.69	$0.50
Cash dividends	$0.224	$0.230	$0.224
Diluted wtd. average shares o/s	86,927	86,836	87,492

RATIOS
Average loans to deposits (1)	64.63%	62.47%	74.98%
Return on total average assets	1.34%	1.32%	1.00%
Return on total average equity	11.99%	11.95%	9.32%
Non-interest income to revenue (2)	40.74%	37.34%	36.42%
Efficiency ratio (3)	60.33%	59.64%	60.48%

AT PERIOD END
Book value per share based on total equity	$23.36	$23.77	$22.03
Market value per share	$39.73	$40.44	$39.18
Allowance for loan losses as a percentage of loans	2.10%	2.08%	2.01%
Tier I leverage ratio	10.17%	10.27%	9.81%
Tangible common equity to assets ratio (4)	10.27%	10.24%	9.99%
Common shares outstanding	86,624,181	87,089,601	87,479,360
Shareholders of record	4,284	4,302	4,411
Number of bank/ATM locations	367	365	373
Full-time equivalent employees	4,979	4,814	5,094

OTHER QTD INFORMATION

High market value per share	$40.59	$42.67	$39.87
Low market value per share	$34.35	$38.54	$35.76

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited)	December 31	March 31	March 31
(In thousands, except per share data)	2010	2011	2010

Interest income	$177,436	$175,826	$188,069
Interest expense	16,759	14,853	25,359

Net interest income	160,677	160,973	162,710
Provision for loan losses	21,647	15,789	34,322

Net interest income after provision for loan losses	139,030	145,184	128,388

NON-INTEREST INCOME
Bank card transaction fees	41,016	37,462	32,490
Deposit account charges and other fees	21,491	19,300	23,981
Trust fees	21,117	21,572	19,318
Bond trading income	5,574	4,720	5,004
Consumer brokerage services	2,311	2,663	2,117
Loan fees and sales	11,975	1,824	1,839
Other	6,970	8,365	8,440

Total non-interest income	110,454	95,906	93,189

INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	1,703	6,305	1,295
Less noncredit-related losses (reversals) on securities not expected to be sold	(2,594)	(6,579)	(2,752)

Net impairment (losses) reversals	(891)	(274)	(1,457)
Realized gains (losses) on sales and fair value adjustments	2,095	1,601	(2,208)

Investment securities gains (losses), net	1,204	1,327	(3,665)

NON-INTEREST EXPENSE
Salaries and employee benefits	86,562	87,392	87,438
Net occupancy	11,290	12,037	12,098
Equipment	5,776	5,577	5,901
Supplies and communication	6,222	5,532	7,338
Data processing and software	16,999	16,467	16,606
Marketing	3,377	4,258	4,718
Deposit insurance	4,801	4,891	4,750
Debt extinguishment	11,784	—	—
Indemnification obligation	(2,722)	(1,359)	—
Other	19,942	19,165	16,875

Total non-interest expense	164,031	153,960	155,724

Income before income taxes	86,657	88,457	62,188
Less income taxes	24,432	27,507	18,377

Net income before non-controlling interest	62,225	60,950	43,811
Less non-controlling interest expense (income)	304	497	(359)

Net income	$61,921	$60,453	$44,170

Net income per common share — basic	$0.72	$0.69	$0.50

Net income per common share — diluted	$0.70	$0.69	$0.50

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31	March 31	March 31
(In thousands)	2010	2011	2010

ASSETS
Loans	$9,410,982	$9,374,923	$9,834,540
Allowance for loan losses	(197,538)	(194,538)	(197,538)

Net loans	9,213,444	9,180,385	9,637,002

Loans held for sale	63,751	53,411	541,104
Investment securities:
Available for sale	7,294,303	7,499,577	6,256,242
Trading	11,710	17,000	26,888
Non-marketable	103,521	104,721	122,508

Total investment securities	7,409,534	7,621,298	6,405,638

Short-term federal funds sold and securities purchased under agreements to resell	10,135	3,600	500
Long-term securities purchased under agreements to resell	450,000	700,000	—
Interest earning deposits with banks	122,076	203,940	7,818
Cash and due from banks	328,464	362,148	345,078
Land, buildings and equipment — net	383,397	378,721	396,296
Goodwill	125,585	125,585	125,585
Other intangible assets — net	10,937	10,182	13,419
Other assets	385,016	378,026	563,757

Total assets	$18,502,339	$19,017,296	$18,036,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$4,494,028	$4,558,630	$3,900,443
Savings, interest checking and money market	7,846,831	8,074,055	7,179,616
Time open and C.D.’s of less than $100,000	1,465,050	1,388,004	1,733,534
Time open and C.D.’s of $100,000 and over	1,279,112	1,518,786	1,191,166

Total deposits	15,085,021	15,539,475	14,004,759
Federal funds purchased and securities sold under agreements to repurchase	982,827	923,014	998,773
Other borrowings	112,273	111,972	731,507
Other liabilities	298,754	372,345	373,723

Total liabilities	16,478,875	16,946,806	16,108,762

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	433,942	436,043	417,315
Capital surplus	971,293	976,101	859,849
Retained earnings	555,778	596,177	593,102
Treasury stock	(2,371)	(733)	(2,052)
Accumulated other comprehensive income	63,345	61,134	58,088

Total stockholders’ equity	2,021,987	2,068,722	1,926,302
Non-controlling interest	1,477	1,768	1,133

Total equity	2,023,464	2,070,490	1,927,435

Total liabilities and equity	$18,502,339	$19,017,296	$18,036,197

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

	For the Three Months Ended
	December 31, 2010		March 31, 2011		March 31, 2010
		Avg. Rates		Avg. Rates		Avg. Rates
(Unaudited)	Average	Earned/	Average	Earned/	Average	Earned/
(Dollars in thousands)	Balance	Paid	Balance	Paid	Balance	Paid

ASSETS:
Loans:
Business (A)	$2,919,553	3.77%	$3,052,611	3.65%	$2,830,429	3.83%
Real estate — construction and land	498,296	4.17	451,536	4.49	633,726	4.01
Real estate — business	2,002,721	5.01	2,081,359	4.92	2,088,111	5.00
Real estate — personal	1,443,998	5.00	1,443,707	5.00	1,526,254	5.35
Consumer	1,190,862	6.61	1,147,049	6.47	1,306,507	6.94
Revolving home equity	483,195	4.31	475,437	4.28	488,492	4.31
Student	22,307	2.10	—	—	328,725	2.28
Consumer credit card	776,426	10.82	775,271	10.92	762,925	12.58
Overdrafts	8,068	—	7,121	—	7,601	—

Total loans (B)	9,345,426	5.22	9,434,091	5.15	9,972,770	5.37

Loans held for sale	93,041	2.38	58,148	2.08	483,763	1.60
Investment securities:
U.S. government and federal agency	623,102	2.30	643,522	3.26	606,148	2.16
State and municipal obligations (A)	1,090,639	4.45	1,112,740	4.63	898,495	5.04
Mortgage and asset-backed securities	5,221,307	2.86	5,250,582	2.83	4,456,990	3.69
Other marketable securities (A)	176,628	5.01	175,860	5.91	181,123	4.67

Total available for sale securities (B)	7,111,676	3.11	7,182,704	3.22	6,142,756	3.77
Trading securities (A)	31,537	3.35	19,016	2.88	13,787	2.91
Non-marketable securities (A)	107,275	5.98	103,810	7.04	123,435	5.91

Total investment securities	7,250,488	3.15	7,305,530	3.28	6,279,978	3.81

Short-term federal funds sold and securities purchased under agreements to resell	5,219	0.61	5,100	0.80	7,224	0.84
Long-term securities purchased under agreements to resell	396,739	1.69	567,778	1.54
Interest earning deposits with banks	87,371	0.25	146,493	0.25	108,137	0.24

Total interest earning assets	17,178,284	4.22	17,517,140	4.20	16,851,872	4.64

Non-interest earning assets (B)	1,116,547		1,034,350		1,110,052

Total assets	$18,294,831		$18,551,490		$17,961,924

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$480,417	0.14	$500,386	0.14	$461,244	0.10
Interest checking and money market	7,010,940	0.40	7,398,662	0.37	6,521,696	0.43
Time open & C.D.’s of less than $100,000	1,533,324	1.18	1,426,157	1.06	1,766,189	1.56
Time open & C.D.’s of $100,000 and over	1,231,865	0.93	1,433,564	0.76	1,323,701	1.20

Total interest bearing deposits	10,256,546	0.57	10,758,769	0.50	10,072,830	0.72

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,125,258	0.12	1,022,784	0.25	1,165,618	0.29
Other borrowings	230,469	2.96	112,381	3.30	734,921	3.70

Total borrowings	1,355,727	0.61	1,135,165	0.55	1,900,539	1.61

Total interest bearing liabilities	11,612,273	0.57%	11,893,934	0.51%	11,973,369	0.86%

Non-interest bearing deposits	4,346,238		4,437,032		3,872,174
Other liabilities	286,675		168,248		193,998
Equity	2,049,645		2,052,276		1,922,383

Total liabilities and equity	$18,294,831		$18,551,490		$17,961,924

Net interest income (T/E)	$166,010		$166,479		$167,534

Net yield on interest earning assets		3.83%		3.85%		4.03%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2011
For the quarter ended March 31, 2011, net income amounted to $60.5 million, an increase of $16.3 million over the same quarter last year, and a decrease of $1.5 million compared to the previous quarter. For the current quarter, the return on average assets was 1.32%, the return on average equity was 11.9%, and the efficiency ratio was 59.6%. Compared to the same quarter last year, net interest income (tax equivalent) decreased by $1.1 million to $166.5 million, while non-interest income increased by $2.7 million to $95.9 million. Non-interest expense for the current quarter totaled $154.0 million, a decrease of $1.8 million from the same period last year. The provision for loan losses totaled $15.8 million, representing a decline of $18.5 million from the amount recorded in the same quarter last year.
Balance Sheet Review
During the 1st quarter of 2011, average loans, including loans held for sale, increased $53.8 million, or .6%, compared to the previous quarter. Also, these same loans decreased $964.3 million, or 9.2%, this quarter compared to the same period last year. The increase in average loans compared to the previous quarter was due to an increase in business and business real estate loans but offset by a decline mainly in construction and consumer loans. Average business loans increased $133.1 million and included growth in commercial and tax free loans of $136.1 million, offset by a decline in lease loans of $3.0 million. Also, average business real estate loans increased $78.6 million. Construction and consumer loans declined $46.8 million and $43.8 million, respectively, mainly due to weak loan demand in the housing sector and seasonally lower consumer loan demand.
Total available for sale investment securities (excluding fair value adjustments) averaged $7.2 billion this quarter, up $71.0 million compared to the previous quarter. The increase was mainly the result of purchases of agency mortgage-backed and other asset-backed securities, totaling $340.2 million and $350.9 million, respectively, in the 1st quarter. At March 31, 2011, the duration of the investment portfolio was 2.2 years, and maturities of approximately $1.1 billion are expected to occur during the remainder of 2011. Total average long-term securities purchased under agreements to resell (reverse repurchase agreements) increased $171.0 million this quarter and totaled $567.8 million. These agreements, which are collateralized and due from other large financial institutions, have remaining lives ranging from 1.5 to 3 years.
Total average deposits increased $593.0 million, or 4.1%, during the 1st quarter of 2011 compared to the previous quarter. This increase in average deposits resulted mainly from growth in non-interest bearing, money market and certificate of deposit accounts of $90.8 million, $378.6 million and $94.5 million, respectively. Approximately 66% of the deposit growth this quarter came from business type accounts. The average loans to deposits ratio in the current quarter was 62.5%, compared to 64.6% in the previous quarter.
Certain non-interest bearing deposit accounts, which were previously included in interest bearing money market deposit totals, have been reclassified to non-interest bearing deposits for all periods presented. The effect of this reclassification was to increase average non-interest bearing deposits for the quarters ended March 31, 2011 and December 31, 2010 by $3.4 billion and $3.3 billion, respectively.
During the current quarter, the Company’s average borrowings decreased $220.6 million compared to the previous quarter. This decrease was mainly due to a decline of $118.2 million in the average balance of FHLB advances during the current quarter and reflects maturities and the early pay-down of such advances in the 4th quarter of 2010, which affected 1st quarter averages. Average balances of federal funds purchased and repurchase agreements also decreased this quarter by $102.5 million.
Net Interest Income
Net interest income (tax equivalent) in the 1st quarter of 2011 amounted to $166.5 million, up slightly from $166.0 million in the previous quarter, but down $1.1 million compared to the 1st quarter of last year. During the 1st quarter of 2011, the net yield on earning assets (tax equivalent) was 3.85%, compared with 3.83% in the previous quarter and 4.03% in the same period last year.
The increase in net interest income (tax equivalent) in the 1st quarter of 2011 over the previous quarter was primarily due to lower rates paid on deposits, lower average balances in FHLB advances, and growth in interest income related to the Company’s investment securities portfolio. Interest on loans, including held for sale loans, declined $3.4 million, mainly due to lower rates earned on most loan categories and lower average balances in consumer and construction loans, which was partly offset by higher average balances of business and business real estate loans. Interest income on investment securities increased $1.5 million, mainly due to higher interest earned on municipal securities and inflation-protected securities (TIPS). The growth in municipal interest income of $472 thousand was mainly due to higher average balances, while interest on TIPS increased $1.6 million due to higher inflation income recorded this quarter. Also, the Company received $683 thousand in additional interest as a result of a corporate bond being called early at a premium. Interest on long-term reverse repurchase agreements also increased $475 thousand, mainly due to higher average balances.
Interest expense on deposits declined $1.4 million in the 1st quarter of 2011 compared with the previous quarter as a result of continued lower rates paid on virtually all deposit products, but was offset by higher average balances of money market accounts. Interest expense on borrowings decreased $538 thousand, due mainly to lower average FHLB advances, as discussed above. However, interest rates and average balances of repurchase agreements moderately increased, thus increasing interest expense.
The tax equivalent yield on interest earning assets in the 1st quarter of 2011 was 4.20%, a decline of 2 basis points from the 4th quarter of 2010, while the overall cost of interest bearing liabilities decreased 6 basis points to .51%.
Non-Interest Income
For the 1st quarter of 2011, total non-interest income amounted to $95.9 million, an increase of $2.7 million compared to $93.2 million in the same period last year. Also, current quarter non-

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2011
interest income decreased $14.5 million compared to $110.5 million recorded in the previous quarter. However, the 4th quarter of 2010 included gains on student loan sales of $9.7 million that did not re-occur in 2011.
Bank card fees in the current quarter increased 15.3% over the 1st quarter of last year due to strong growth in transaction fees earned on corporate card (growth of 31.3%) and debit card (growth of 10.7%) transactions. Corporate card fees, which totaled $13.4 million this quarter, saw continued growth in transaction volumes from existing customers and activity from new customers. Debit card income in the 1st quarter of 2011 totaled $14.3 million and reflected continued volume growth. Credit card fees also increased 6.7% over the same quarter last year. Trust fees for the quarter increased 11.7% compared to the same period last year and resulted from double digit growth in both personal and institutional trust business, but continued to be negatively affected by low interest rates on money market investments held in trust accounts.
Deposit account fees decreased $4.7 million, or 19.5%, from the 1st quarter of 2010, and decreased $2.2 million compared to the previous quarter. Compared to the same period last year, overdraft fees declined $4.3 million to $9.3 million, while corporate cash management fees declined $659 thousand to $7.8 million. The decline in overdraft fees this quarter compared to the same period last year was the result of the Company’s implementation on July 1, 2010 of new overdraft regulations on debit card transactions.
Bond trading income for the current quarter totaled $4.7 million, a decrease of 5.7% from the same period last year. Loan fees and sales totaled $1.8 million this quarter, down slightly from the 1st quarter of 2010, but included revenue only from mortgage banking and commercial loan commitment fees, as the Company exited the student lending business last year.
Investment Securities Gains and Losses
Net securities gains amounted to $1.3 million in the 1st quarter of 2011, compared to net gains of $1.2 million in the previous quarter and net losses of $3.7 million in the same quarter last year. During the current quarter, the Company recorded additional credit-related impairment losses of $274 thousand on certain non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired, compared to losses of $891 thousand in the previous quarter and $1.5 million in the same quarter last year. The cumulative credit-related impairment reserve on these bonds totaled $7.8 million at quarter end. At March 31, 2011, the par value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $169.4 million, compared to $187.6 million at March 31, 2010.
The current quarter also included a pre-tax gain of $1.6 million, which included $1.4 million in fair value adjustments on certain of the Company’s private equity investments.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $154.0 million, a decrease of $10.1 million from the previous quarter and a decrease of $1.8 million, or 1.1%, compared to the same period last year. In the 4th quarter of 2010, non-interest expense included an FHLB pre-payment penalty of $11.8 million and a $2.7 million reduction in a Visa indemnification obligation. In the 1st quarter of 2011, non-interest expense included an additional $1.4 million reduction in expense related to the Visa indemnification obligation, an expense of $877 thousand related to the donation of appreciated securities to a related charitable foundation, and the payment of a termination fee of $910 thousand on the cancellation of a reverse repurchase agreement.
Compared to the 1st quarter of last year, salaries and benefits expense decreased slightly, mainly due to lower salary costs but higher incentive compensation. Full time equivalent employees totaled 4,814 and 5,094 at March 31, 2011 and 2010, respectively.
Compared to the 1st quarter of last year, supplies and communication costs declined 24.6% to $5.5 million, reflecting a continuation of initiatives to reduce paper supplies, customer checks, and postage costs. Costs for equipment and marketing were both lower than in the same period last year. Data processing and software costs decreased slightly, which was mainly the result of lower student loan servicing costs, partly offset by higher bank card processing fees (related to higher bank card revenues). Included in other non-interest expense this quarter was foreclosed real estate and other repossessed property expense totaling $1.2 million, compared to $1.5 million in the same period last year.
Income Taxes
The effective tax rate for the Company was 31.3% in the current quarter, compared with 28.3% in the previous quarter and 29.4% in the 1st quarter of 2010.
Credit Quality
Net loan charge-offs in the 1st quarter of 2011 amounted to $18.8 million, compared with $21.6 million in the prior quarter and $31.3 million in the 1st quarter of last year. The $2.9 million decrease in net loan charge-offs in the 1st quarter of 2011 compared to the previous quarter was mainly the result of lower consumer and consumer credit card loan losses, which decreased by $1.3 million and $698 thousand, respectively, reflecting continued improved delinquency and loss rates. Business real estate net loan charge-offs also declined by $765 thousand. Net loan losses on construction loans increased $397 thousand and totaled $2.0 million during the quarter, reflecting continued weakness in the housing sector and lower collateral values. The ratio of annualized net loan charge-offs to total average loans was .81% in the current quarter compared to .92% in the previous quarter.
For the 1st quarter of 2011, annualized net charge-offs on average consumer credit card loans amounted to 4.73%, compared with 4.97% in the previous quarter and 6.95% in the same period last year. Consumer loan net charge-offs for the quarter amounted to 1.42% of average consumer loans, compared to 1.76% in the previous quarter and 1.71% in the same quarter last year. The provision for loan losses for the current quarter totaled $15.8 million, a decrease of $5.9 million from the previous quarter and $18.5 million lower than in the same period last year. The current quarter provision for loan losses was $3.0 million less than net loan charge-offs for the current quarter, thereby reducing the allowance to $194.5 million. At March 31, 2011 the allowance for loan losses was 2.08% of total loans, excluding loans held for sale, and was 250% of total non-accrual loans.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2011
At March 31, 2011, total non-performing assets amounted to $103.0 million, an increase of $5.7 million over the previous quarter. Non-performing assets are comprised of non-accrual loans ($77.9 million) and foreclosed real estate ($25.1 million). The increase in non-performing assets was mainly related to one construction loan participated out to several other banks. The balance of this loan totaled $6.0 million, net of participated amounts of $5.9 million, and was on non-accrual status. During the quarter, this loan was foreclosed on, and the full fair value of the property ($11.9 million) was transferred to foreclosed real estate, thus increasing total non-performing assets by the participated amounts. The participating banks’ interest in this property has now been recorded as a liability on the Company’s balance sheet. At March 31, 2011, the balance of non-accrual loans, which represented .8% of loans outstanding, included construction and land loans of $35.4 million, business real estate loans of $15.6 million and business loans of $19.8 million. Loans more than 90 days past due and still accruing interest totaled $18.7 million at March 31, 2011.
Other
During the quarter ended March 31, 2011, the Company purchased 101,625 shares of treasury stock at an average cost of $42.43.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.